Exhibit 99.1

Towerstream Announces Reverse Split of its Common Stock

MIDDLETOWN, R.I., Sept. 28, 2017 (GLOBE NEWSWIRE) -- Towerstream Corporation (OTCQB:TWER), a fixed wireless fiber alternative provider, today announced a 1-for-75 reverse split of its outstanding shares of common stock.

The company’s common stock will commence trading on a split-adjusted basis on Friday, September 29, 2017. The company’s trading symbol will temporarily change to “TWERD” for approximately 20 trading days, after which it will revert to the original symbol. The post-split Cusip number for Towerstream is 892000308.

Shareholders who hold their shares in electronic form at their brokerage firms need not take any action, as the shares held in brokerage accounts will be automatically adjusted to reflect the reverse stock split. Shareholders holding paper certificates may (but are not required to) send the certificates to Towerstream’s transfer agent, Equity Stock Transfer. The transfer agent will issue a new share certificate reflecting the terms of the reverse stock split to each requesting shareholder who submits its paper certificate. Contact information for the transfer agent is below:

Equity Stock Transfer

237 W 37th St. Suite 602

New York, NY 10018

Telephone: (212) 575-5757

No fractional shares of the company’s common stock will be issued as a result of the reverse stock split. All fractional shares which would otherwise be required to be issued as a result of the reverse stock split will be rounded up to the nearest whole share.

The reverse stock split was approved by shareholders of Towerstream at its Annual Meeting of Shareholders held on May 4, 2017 and the ratio of 1-for-75 was authorized by the Board of Directors.

ABOUT TOWERSTREAM CORPORATION

Towerstream Corporation (OTCQB:TWER) (www.towerstream.com) is a leading Fixed-Wireless Fiber Alternative company delivering high-speed Internet access to businesses.  The company offers broadband services in twelve urban markets including New York City, Boston, Los Angeles, Chicago, Philadelphia, the San Francisco Bay area, Miami, Seattle, Dallas-Fort Worth, Houston, Las Vegas-Reno, and the greater Providence area.

SAFE HARBOR

Certain statements contained in this press release are "forward-looking statements" within the meaning of applicable federal securities laws, including, without limitation, anything relating or referring to future financial results and plans for future business development activities, and are thus prospective.  Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified based on current expectations.  Such risks and uncertainties include, without limitation, the risks and uncertainties set forth from time to time in reports filed by the Company with the Securities and Exchange Commission. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct.  Consequently, future events and actual results could differ materially from those set forth in, contemplated by, or underlying the forward-looking statements contained herein.  The Company undertakes no obligation to correct or update any forward-looking statements, whether as a result of new information, future events, or otherwise.

INVESTOR CONTACT

Laura Thomas

Chief Financial Officer

Towerstream

401-608-8277

lthomas@towerstream.com